Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information as of March 31, 2016, for the three months ended March 31, 2016 and 2015 and for the year ended December 31, 2015 have been derived from (i) the unaudited historical consolidated financial statements of Nexstar as of March 31, 2016 and for the three months ended March 31, 2016 and 2015, (ii) the audited historical consolidated financial statements of Nexstar as of and for the year ended December 31, 2015, (iii) the unaudited historical consolidated financial statements of Media General as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 and (iv) the audited historical consolidated financial statements of Media General as of and for the year ended December 31, 2015. The unaudited pro forma condensed combined financial information for the twelve-month period ended March 31, 2016 have been derived by (i) adding the unaudited historical statement of operations of each of Nexstar and Media General for the three months ended March 31, 2016 and the audited historical consolidated statement of operations of each of Nexstar and Media General for the year ended December 31, 2015 and (ii) subtracting the unaudited historical statement of operations of each of Nexstar and Media General for the three months ended March 31, 2015.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and 2015, the year ended December 31, 2015 and the twelve-month period ended March 31, 2016 have been prepared as though the Merger occurred as of January 1, 2015, and the unaudited pro forma condensed combined balance sheet information at March 31, 2016 has been prepared as if the Merger occurred as of March 31, 2016.

The pro forma adjustments give effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. In order to comply with FCC rules, Nexstar and Media General will be required prior to the closing of the Transactions to divest certain stations that they currently own. An estimated result of these divestitures has been reflected in the pro forma adjustments, based on estimated or agreed upon sale prices of the stations to be divested. Neither Nexstar nor Media General management expects any spectrum sales from the FCC auction, which may or may not occur, to materially decrease results of operations following the Merger. Additionally, the issuance of debt required to fund the Transactions, as well as to refinance certain existing debt of Nexstar and Media General, has been reflected in the pro forma adjustments. The pro forma adjustments are based on available information and assumptions that the Nexstar and Media General management teams believe are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that management of Nexstar and Media General believe could have been achieved had the Merger been completed on the dates assumed.

The actual amounts recorded as of the closing of the Transactions may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

•	completion of full valuation procedures on Media General’s net assets, which could result in materially different fair values of acquired assets and liabilities;

•	changes in Media General’s net assets between the pro forma balance sheet as of March 31, 2016 and the closing of the Transactions, which could impact the estimated fair values as of the effective date of the Merger;

•	changes in the price of Nexstar Class A common stock, which would have an impact on the purchase price;

•	the results of the FCC auction, which could impact the value of the combined company at the effective date of the Merger, and will determine the amount of the CVR;

•	the net proceeds from the divestitures required to complete the Transactions;

•	the ultimate interest rate achieved on financing the new company, and

•	other changes in net assets that may have occurred prior to the closing of the transaction, which could cause material differences in the information presented.

The following unaudited pro forma condensed combined financial data should be read in conjunction with “Capitalization,” “Summary—Summary Unaudited Pro Forma Condensed Combined Financial and Other Data” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of each of Nexstar and Media General and the related notes thereto incorporated by reference in this offering memorandum. The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Nexstar	Media General	Merger			Divestitures
ASSETS
Current assets:
Cash and cash equivalents	$12,821	$33,593	$(477,500)	(a	)	$477,500	(a	)	$46,414
Accounts receivable, net	199,999	291,889	—			(23,223)	(b	)	468,665
Prepaid expenses and other current assets	21,507	17,387	—			(1,939)	(b	)	36,955

Total current assets	234,327	342,869	(477,500)			452,338			552,034
Property and equipment, net	287,655	457,418	116,582	(c	)	(55,677)	(b	)	805,978
Goodwill	459,924	1,544,624	267,623	(c	)	(147,105)	(b	)	2,125,066
FCC licenses	501,264	1,097,100	91,900	(c	)	(112,273)	(b	)	1,577,991
Other intangible assets, net	323,955	849,839	698,261	(c	)	(123,624)	(b	)	1,748,431
Other noncurrent assets, net	85,060	32,910	2,496	(d	)	(1,559)	(b	)	118,907

Total assets	$1,892,185	$4,324,760	$699,362			$12,100			$6,928,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$24,265	$3,514	$14,221	(e	)	$—			$42,000
Current portion of broadcast rights payable	15,824	—	2,562	(f	)	(1,364)	(b	)	17,022
Accounts payable	24,925	19,854	—			(522)	(b	)	44,257
Accrued expenses	70,183	129,239	429	(f	),(g)	3,014	(b	),(m)	202,865
Other current liabilities	9,914	841	—			(254)	(b	)	10,501

Total current liabilities	145,111	153,448	17,212			874			316,645
Debt	1,489,899	2,200,343	1,057,262	(e	)	—			4,747,504
Deferred tax liabilities	94,525	293,973	382,308	(h	)	28,070	(b	),(n)	798,876
Other noncurrent liabilities	45,100	226,474	—			(62,083)	(b	)	209,491

Total liabilities	1,774,635	2,874,238	1,456,782			(33,139)			6,072,516

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—			—			—
Common stock	316	1,296,879	(1,296,716)	(i	),(j)	—			479
Additional paid-in capital	402,544	—	760,706	(j	)	—			1,163,250
(Accumulated deficit) retained earnings	(246,393)	147,402	(252,634)	(i	),(k)	45,239	(l	)	(306,386)
Accumulated other comprehensive loss	—	(31,224)	31,224	(i	)	—			—
Treasury stock	(45,063)	—	—			—			(45,063)

Total Nexstar stockholders’ equity	111,404	1,413,057	(757,420)			45,239			812,280
Noncontrolling interests in consolidated variable interest entities	6,146	37,465	—			—			43,611

Total stockholders’ equity	117,550	1,450,522	(757,420)			45,239			855,891

Total liabilities and stockholders’ equity	$1,892,185	$4,324,760	$699,362			$12,100			$6,928,407

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Nexstar	Media General	Merger			Divestitures
Net revenue	$255,658	$343,463	$—			$(33,577)	(t	)	$565,544
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	90,123	151,143	(1,862)	(o	)	(10,375)	(t	)	229,029
Selling, general, and administrative expenses, excluding depreciation and amortization	68,165	87,905	(4,326)	(p	)	(7,156)	(t	)	144,588
Amortization of broadcast rights	14,804	12,066	1,862	(o	)	(1,444)	(t	)	27,288
Depreciation and amortization	24,637	40,121	18,615	(q	)	(2,638)	(t	)	80,735
Merger-related expenses	—	65,882	(65,618)	(p	)	—			264
Restructuring expenses	—	3,982	—			—			3,982

Total operating expenses	197,729	361,099	(51,329)			(21,613)			485,886

Income (loss) from operations	57,929	(17,636)	51,329			(11,964)			79,658
Interest expense, net	(20,654)	(28,556)	(22,901)	(r	)	—			(72,111)
Other (expenses) income	(136)	74	—			—			(62)

Income (loss) before income taxes	37,139	(46,118)	28,428			(11,964)			7,485
Income tax (expense) benefit	(14,865)	20,405	(11,545)	(s	)	4,719	(s	)	(1,286)

Net income (loss)	22,274	(25,713)	16,883			(7,245)			6,199
Net income attributable to noncontrolling interests	(547)	(477)	—			—			(1,024)

Net income (loss) attributable to Nexstar	$21,727	$(26,190)	$16,883			$(7,245)			$5,175

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Nexstar	Media General	Merger			Divestitures
Net revenue	$896,377	$1,304,943	$—			$(118,267)	(t	)	$2,083,053
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	302,257	556,242	(14,829)	(o	)	(37,433)	(t	)	806,237
Selling, general, and administrative expenses, excluding depreciation and amortization	232,480	365,007	(2,607)	(p	)	(27,856)	(t	)	567,024
Amortization of broadcast rights	59,836	48,716	14,829	(o	)	(6,570)	(t	)	116,811
Depreciation and amortization	95,697	168,120	66,306	(q	)	(10,034)	(t	)	320,089
Goodwill impairment	—	52,862	—			—			52,862
Merger-related expenses	—	30,444	(1,159)	(p	)	—			29,285
Restructuring expenses	—	1,558	—			—			1,558

Total operating expenses	690,270	1,222,949	62,540			(81,893)			1,893,866

Income from operations	206,107	81,994	(62,540)			(36,374)			189,187
Interest expense, net	(80,520)	(119,644)	(91,668)	(r	)	2	(t	)	(291,830)
Loss on extinguishment of debt	—	(3,610)	—			—			(3,610)
Other (expenses) income	(517)	6,219	—			17	(t	)	5,719

Income (loss) before income taxes	125,070	(35,041)	(154,208)			(36,355)			(100,534)
Income tax (expense) benefit	(48,687)	(4,688)	59,899	(s	)	14,133	(s	)	20,657

Net income (loss)	76,383	(39,729)	(94,309)			(22,222)			(79,877)
Net loss attributable to noncontrolling interests	1,301	270	—			—			1,571

Net income (loss) attributable to Nexstar	$77,684	$(39,459)	$(94,309)			$(22,222)			$(78,306)

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Nexstar	Media General	Merger			Divestitures
Net revenue	$201,735	$296,734	$—			$(27,196)	(t	)	$471,273
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	68,029	125,876	(3,652)	(o	)	(8,708)	(t	)	181,545
Selling, general, and administrative expenses, excluding depreciation and amortization	57,289	92,893	—			(7,472)	(t	)	142,710
Amortization of broadcast rights	14,581	11,758	3,652	(o	)	(1,614)	(t	)	28,377
Depreciation and amortization	23,932	40,283	18,328	(q	)	(2,513)	(t	)	80,030
Merger-related expenses	—	5,277	—			—			5,277

Total operating expenses	163,831	276,087	18,328			(20,307)			437,939

Income from operations	37,904	20,647	(18,328)			(6,889)			33,334
Interest expense, net	(19,293)	(31,023)	(20,357)	(r	)	—			(70,673)
Loss on extinguishment of debt	—	(613)	—			—			(613)
Other (expenses) income	(118)	3,290	—			—			3,172

Income (loss) before income taxes	18,493	(7,699)	(38,685)			(6,889)			(34,780)
Income tax (expense) benefit	(6,581)	3,157	15,028	(s	)	2,678	(s	)	14,282

Net income (loss)	11,912	(4,542)	(23,657)			(4,211)			(20,498)
Net loss attributable to noncontrolling interests	995	(2,891)	—			—			(1,896)

Net income (loss) attributable to Nexstar	$12,907	$(7,433)	$(23,657)			$(4,211)			$(22,394)

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED MARCH 31, 2016

(in thousands)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Nexstar	Media General	Merger			Divestitures
Net revenue	$950,300	$1,351,672	$—			$(124,648)	(t	)	$2,177,324
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	324,351	581,509	(13,039)	(o	)	(39,100)	(t	)	853,721
Selling, general, and administrative expenses, excluding depreciation and amortization	243,356	360,019	(6,933)	(p	)	(27,540)	(t	)	568,902
Amortization of broadcast rights	60,059	49,024	13,039	(o	)	(6,400)	(t	)	115,722
Depreciation and amortization	96,402	167,958	66,593	(q	)	(10,159)	(t	)	320,794
Goodwill impairment	—	52,862	—			—			52,862
Merger-related expenses	—	91,049	(66,777)	(p	)	—			24,272
Restructuring expenses	—	5,540	—			—			5,540

Total operating expenses	724,168	1,307,961	(7,117)			(83,199)			1,941,813

Income from operations	226,132	43,711	7,117			(41,449)			235,511
Interest expense, net	(81,881)	(117,177)	(94,212)	(r	)	2	(t	)	(293,268)
Loss on extinguishment of debt	—	(2,997)	—			—			(2,997)
Other (expenses) income	(535)	3,003	—			17	(t	)	2,485

Income (loss) before income taxes	143,716	(73,460)	(87,095)			(41,430)			(58,269)
Income tax (expense) benefit	(56,971)	12,560	33,326	(s	)	16,174	(s	)	5,089

Net income (loss)	86,745	(60,900)	(53,769)			(25,256)			(53,180)
Net loss attributable to noncontrolling interests	(241)	2,684	—			—			2,443

Net income (loss) attributable to Nexstar	$86,504	$(58,216)	$(53,769)			$(25,256)			$(50,737)

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial data and explanatory notes give effect to the Merger, including an estimated impact of divestiture of certain Nexstar and Media General stations in order to comply with the FCC ownership rules in certain Overlap Markets and for combined national audience reach purposes, and the borrowings to fund the net cash requirements and refinance certain existing debt of Nexstar and Media General. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and 2015, the year ended December 31, 2015 and the twelve-month period ended March 31, 2016 have been prepared as though the Transactions occurred as of January 1, 2015, and the unaudited pro forma condensed combined balance sheet as of March 31, 2016 has been prepared as if the Merger, the divestitures and the debt transactions occurred as of March 31, 2016.

The Merger will be accounted for as a business combination whereby Nexstar will acquire Media General for financial accounting purposes. Accordingly, the estimated purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated fair values. The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. The preparation of unaudited pro forma condensed combined financial statements requires Nexstar and Media General management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. Estimates were applied to determine the applicable interest rate on borrowings, the fair values of assets acquired and liabilities assumed, the purchase price, the CVR, the transaction costs that will be incurred, the net proceeds from the divestitures, the estimated useful lives of fixed assets and intangible assets, and the income tax effects of the pro forma adjustments. The estimated allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, the final purchase price of Nexstar’s acquisition of Media General will not be known until the date of closing of the Transactions and could vary materially from the purchase price used for purposes of the unaudited pro forma condensed combined financial data. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments presented.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Nexstar and Media General, after giving effect to the pro forma Transactions, as well as the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the pro forma transactions were consummated as of the dates presented herein. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical financial statements and accompanying notes of Nexstar and Media General.

Upon closing of the Transactions, Nexstar will review Media General’s accounting policies. As a result of that review, Nexstar may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Nexstar is not aware of any differences that would have a material impact on the combined financial statements, and therefore the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 2—Purchase Price Allocation

The following table summarizes the components of the estimated value of the purchase price (in thousands):

Cash consideration	$1,376,542
Nexstar stock to be issued	739,381
Stock option replacement awards	9,570

Total Purchase Price	$2,125,493

The number of Media General shares used to estimate the purchase price is calculated using the current outstanding shares of Media General, plus the amount of shares expected to vest from outstanding stock awards that vest on the closing of the Transactions. The amount of shares could change if outstanding stock options are exercised or any awards are forfeited prior to the closing of the Transactions. The value of the Nexstar stock to be issued as part of the purchase price used for purposes of the unaudited pro forma condensed combined financial data is based on the closing price of Nexstar’s stock on June 28, 2016 of $45.37. A change in the market value of Nexstar’s stock of $1 per share would result in a change in the purchase price value of $16.3 million. The value of stock option replacement awards is based on calculations using a Black-Scholes analysis based on current market conditions and Nexstar stock price. Changes in the estimates of the lives of the replacement option awards, the volatility and market value of Nexstar’s stock, the risk free rates, and the number of options outstanding could materially impact the value of the replacement awards to be issued.

The availability and amount of any payment under the CVRs is contingent upon the results of the FCC auction, which will be influenced by a number of variables outside the control of Nexstar and Media General, including the amount of spectrum that the FCC attempts to purchase, the bidding activity of other broadcast television licensees, and the demand for the repurposed spectrum. As a result, there is no reliable way to estimate the potential amount of any payment under the CVRs, and there can be no assurance that any payment will be made under the CVRs. Thus, no amounts are projected in the pro forma adjustments for amounts to be received from the FCC auction or paid under the CVRs. As disclosed by Media General in its Form 10-K for the year ended December 31, 2015, the value of each CVR was estimated to be worth anywhere from $0 to $4 per share of Media General stock, which computes to an aggregate dollar range from $0 to approximately $500 million. The unaudited pro forma condensed combined financial information presented herein presents the pro forma results as if the CVRs were valued at $0. If the CVRs were valued at $500 million, the unaudited pro forma condensed combined balance sheet would be impacted by an increase to the fair value of FCC licenses acquired in the Merger and an increase in a current liability to Media General shareholders of $500 million. On March 12, 2015, Media General publicly disclosed an illustrative $500 million net value for the aggregate Media General proceeds from the FCC auction, which was based on (i) Media General’s estimate of the maximum amount of gross after-tax proceeds from the FCC auction, which equates to $4.29 per share, or approximately $550 million in the aggregate after taxes less (ii) an estimate of transaction expenses and other deductions taken into account in the CVR formula. Neither Nexstar nor Media General is able to estimate the likelihood of any particular outcome in the FCC auction, and it is possible that the CVR may be valued at $0. Contractually, the calculation of the CVRs is the same regardless of the timing of the conclusion of the FCC auction in relation to the closing of the Merger.

The following table summarizes, as of March 31, 2016, the provisional allocation of the purchase prices to the estimated fair values of the assets to be acquired and liabilities to be assumed in the Merger (in thousands):

Cash	$33,593
Accounts receivable	291,889
Prepaid expenses and other current assets	17,387
Property and equipment	574,000
Goodwill	1,812,247
FCC licenses	1,189,000
Other intangible assets	1,548,100
Other noncurrent assets	32,910
Accounts payable, accrued expenses and other current liabilities	(165,775)
Debt	(2,243,059)
Deferred tax liabilities	(700,860)
Other noncurrent liabilities	(226,474)
Noncontrolling interests	(37,465)

Net assets acquired	$2,125,493

The amount allocated to definite-lived intangible assets primarily represents the estimated fair values of network affiliation agreements, customer relationships and developed technology, which will be amortized over a weighted-average estimated useful life of 13 years. Property and equipment, excluding land of $103 million, will be depreciated over a weighted-average useful life of 10 years.

The purchase price allocations presented above are based upon management’s estimates of the fair values utilizing data from recent valuations performed on certain Media General acquired stations, experience from previous Nexstar and Media General acquisitions of the relative fair values of assets acquired and liabilities assumed, and valuation techniques including income, cost and market approaches. The value of the debt assumed represents the outstanding principal balance of the debt, which approximates the fair value, due to the repayment upon acquisition. Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the Merger may have a material impact on the combined company’s depreciation and amortization expense and future results of operations. A change in the recognized fair value of definite-lived intangible assets of $1.0 million would result in an approximate change in annual amortization expense of $0.1 million.

Goodwill with an estimated fair value of $1.8 billion is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management. Management expects that approximately 20% of acquired goodwill, FCC licenses, other intangible assets and property and equipment will be deductible for tax purposes.

Note 3—Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities, nor does it adjust for expected future incremental operating income as a result of synergies and cost savings that are expected to be realized.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments in the unaudited pro forma condensed combined balance sheet, which assumes that the transaction had occurred as of March 31, 2016, are as follows:

(a)	The cash transactions related to the pro forma adjustments are as follows (in thousands):

Cash purchase price, including related fees	$(1,449,542)
Debt issuances, net of fees	3,976,331
Repayment of debt, including repayment penalties and accrued interest	(3,004,289)

Net Merger cash transactions	$(477,500)

Proceeds from divestitures, net of fees	$477,500

(b)	Represents the book values of the Nexstar assets and liabilities to be divested and the estimated fair values of the Media General assets and liabilities to be divested.

(c)	Represents the difference between the estimated fair values of assets acquired and their historical book values.

(d)	Represents the additional debt financing costs to be incurred on the new revolving debt arrangement of $3.2 million, less elimination of debt financing costs related to existing Nexstar debt to be refinanced of $0.7 million.

(e)	Represents the repayment of $2.926 billion of existing Nexstar and Media General debt and issuance of the following indebtedness, net of deferred financing costs and discounts (in thousands):

Senior Secured Term Loan A	$265,125
Senior Secured Term Loan B	2,770,025
Senior Secured Short-Term Loan	78,303
Senior Unsecured Notes	883,740

Total debt	$3,997,193

(f)	Represents a reclassification of broadcast rights payable as presented in accrued expenses in Media General’s historical balance sheet to conform with Nexstar’s presentation.

(g)	Represents the payment of interest payable related to the existing Nexstar and Media General debt to be refinanced of $12.8 million and the recognition of a state tax payable of $15.8 million from the estimated tax gain on sale of the Media General divestitures, using a blended statutory state tax rate.

(h)	Represents the estimated initial value of deferred tax items recorded related to the acquisition. Primarily relates to adjustment to fair values for book purposes that are not recognized for tax purposes, acquired NOLs and the use of NOLs on sale of the Media General divestitures, using a statutory federal tax rate.

(i)	Represents the elimination of historical Media General equity balances as required in a business combination.

(j)	Represents the issuance of shares of Nexstar Class A common stock and replacement stock options as part of the purchase price and the acceleration of vesting of Media General stock awards related to the Merger of $11.9 million.

(k)	Represents the loss on extinguishment of debt, net of tax impact, of $16.5 million, investment banking and professional fees related to the Merger of $73.0 million, commitment fee on the new debt arrangement related to the Merger, net of tax impact, of $10.9 million and the acceleration of vesting of Media General stock awards related to the Merger, net of tax impact, of $4.9 million.

(l)	Represents the estimated gain on Nexstar assets to be divested of $96.6 million, less fees associated with Nexstar and Media General divestitures of $7.5 million and $43.9 million of estimated taxes on the transaction using a blended statutory tax rate on the estimated taxable gain of $113.4 million.

(m)	Represents the state tax payable of $6.4 million from the estimated tax gain on sale of the Nexstar divestitures, using a blended statutory state tax rate.

(n)	Represents the use of NOLs due to the sale of the Nexstar divestitures of $37.4 million, using a blended statutory tax rate.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the transactions occurred as of January 1, 2015, are as follows:

(o)	Represents a reclassification of the amortization of the barter program rights of Media General, which were recorded in direct operating expenses in the historical financial statements, to be consistent with Nexstar’s separate presentation of amortization of broadcast rights.

(p)	Represents the elimination of the Merger expenses recorded in the historical financial statements of Nexstar of $4.3 million and Media General of $65.6 million during the three months ended March 31, 2016 and the Merger expenses recorded in the historical financial statements of Nexstar of $2.6 million and Media General of $1.2 million during the year ended December 31, 2015. The Media General merger expenses for the three months and twelve months ended March 31, 2016 include the termination fee paid to Meredith along with other expenses related to the termination of its merger with Meredith.

(q)	Represents adjustments to depreciation and amortization of assets to be acquired due to changes in the fair values of the related assets.

(r)	Represents the interest adjustment as if the debt to be incurred in the Merger and to refinance certain Nexstar and Media General debt was outstanding as of January 1, 2015 and the refinanced debt was repaid as of January 1, 2015. The interest rates in the secured debt commitment contain a LIBOR component with a weighted-average interest rate of 5.1%, of which $2.77 billion contains a LIBOR floor which exceeds the current LIBOR rate plus 1/8 basis points. If LIBOR were to increase or decrease by 1/8 basis points, the interest expense would increase or decrease by $0.1 million per quarter and $0.4 million per year.

(s)	Represents the tax impact at blended statutory rates of the pro forma adjustments.

(t)	Represents the elimination of amounts recorded in the historical financial statements of the stations to be divested.